UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

CHIRON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Home > Corporate > Corporate Affairs > Merger Information > Announcements > Chiron and Novartis Merger: Regulatory Milestone Announced

Merger	People
Announcements	Department

Merger Home

Announcements

General FAQs

U.S. HR FAQs

Participants in Solicitation

Chiron Corporation and Novartis AG and Novartis Corporation and their respective directors and executive officers may bedeemed to be participants in the solicitation of proxies from Chiron stockholders in connection with the merger. Information about the directors and executive officers of Chiron and their ownership of Chiron’s stock is set forth in the proxy statement for Chiron’s 2005 Annual Meeting of Stockholders.

Investors can obtain more information when the proxy statement and the Schedule 13E-3 become available. Investors should read the proxy statement and Schedule 13E-3 carefully when they become available before making any voting decision.

ANNOUNCEMENTS

December 06, 2005

Howard Pien & Joerg Reinhardt

Chiron and Novartis Merger: Regulatory Milestone Announced

Dear colleagues:

As announced, the U.S. Federal Trade Commission has granted early termination of the antitrust waiting period under the
Hart-Scott -Rodino, giving Novartis a green light in the U.S. to proceed with the acquisition of the remaining stake in Chiron Corporation. The termination of this waiting period by the U.S. FTC satisfies one of the conditions for the completion of the transaction. This is an important milestone that puts us one step closer to our goal of building a global leader in vaccines and diagnostics together.

We are pleased with the FTC’s prompt ruling and hope the remaining approvals, from the European Commission and Chiron shareholders, excluding Novartis, will be secured quickly. In the meantime, we will continue to swiftly plan for the new organization combining the vaccines and diagnostics business as well as the integration of the biopharmaceuticals and corporate services in Novartis.

We continue our planning with the goal of the transaction closing as anticipated early in the first half of 2006.

As we celebrate this first success together, it remains essential that we ensure business continuity in each company - we continue to operate as separate businesses under the guidelines set out in our integration planning. We welcome today’s ruling, and look forward to building this new business together.

Click Here to read the entire press release.

Best regards,

Howard Pien                            Joerg Reinhardt

For Internal Chiron Use Only

Employees may not disclose Chiron Confidential Information. Chiron Confidential Information includes any information about Chiron that has not been publicly disclosed by an authorized spokesperson of the Company or is not available from public sources. Unauthorized disclosure of confidential information can violate the law. This may result in criminal and civil penalties for the Company and the employee(s) who are involved in leaking or tipping of material inside information. Individuals who violate this policy will be subject to discipline, up to and including termination of employment. As a reminder, disclosing company information in personal conversations, internet “chatrooms” or e-mail is also a violation of corporate policy. Chiron policy on Disclosure of Confidential Information.

Publisher: Corporate Communications + Contact + For Internal Use Only + Last Updated On: 06Dec05